Registration No. 333-
As filed with the Securities and Exchange Commission on July 31, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A. M. CASTLE & CO.
(Exact name of Registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation of organization)	36-0879160 (I.R.S. Employer Identification No.)
3400 North Wolf Road
Franklin Park, Illinois 60131
(Address and Zipcode of Principal Executive Offices)
A. M. CASTLE & CO. 401(k) SAVINGS AND RETIREMENT PLAN
(FORMERLY, THE A. M. CASTLE & CO. EMPLOYEES’ PROFIT SHARING PLAN)
(Full title of the plan)

Robert J. Perna	Copy to:
Vice President, General Counsel and Secretary A. M. Castle & Co. 3400 North Wolf Road Franklin Park, Illinois 60131	Helen R. Friedli, P.C. McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606
(Name and address of agent for service)
(847) 455-7111
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be Registered	registered(1)	price per share(2)	offering price(2)	registration fee
Common Stock, par value $0.01 per share	500,000 shares	$11.015	$5,507,500	$307.32

(1)	This Registration Statement covers 500,000 shares of the Registrant’s Common Stock under the A. M. Castle & Co. 401(k) Savings and Retirement Plan, as amended through April 15, 2009 (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also relates to such indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $11.015 per share, which is the average of the high and low sales prices of the Registrant’s Common Stock reported on the New York Stock Exchange on July 29, 2009.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
          Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants of the Plan as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by A. M. Castle & Co. (Commission File No. 1-5415) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
          (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on March 12, 2009;
          (b) the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008 filed with the Commission on June 29, 2009;
          (c) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the Commission on May 1, 2009;
          (d) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the Commission on July 31, 2009;
          (e) the Registrant’s Current Reports on Form 8-K filed with the Commission on February 20, 2009, April 16, 2009, April 27, 2009, and July 29, 2009; and
          (f) the description of the Registrant’s Common Stock contained in the registration statement on Form 8-A filed with the Commission on May 21, 2007; and any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K (except that no Annual Report on Form 11-K for the Plan shall cease to be an Incorporated Document until the Plan’s subsequent Annual Report on Form 11-K has been filed with the Commission).
          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Officers and Directors.
          Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (b) active and deliberate dishonesty established by a final judgment which is material to the cause of action. The Registrant’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
          Section 2-418 of Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
          The Registrant’s By-Laws require it to indemnify to the fullest extent permitted by Maryland law in effect from time to time any person who is a present or former director, officer or employee of the Registrant and who is made a party to any proceeding (including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative) by reason of such person’s service in such capacity or as a director, officer, partner, trustee or employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which he served as such at the request of the Registrant against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with such proceeding, unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or (b) such person actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The Registrant may, with the approval of its Board of Directors, provide such indemnification to a person who served a predecessor of the Registrant in any of the capacities described above and to any agent of the Registrant or a predecessor of the Registrant.
          The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures the Registrant’s directors and officers against unindemnified losses ensuing from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. This policy contains various exclusions, none of which apply to this offering.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.
          See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.
          The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of Item 9 of this Registration Statement do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
*     *     *

SIGNATURES
               Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Park, State of Illinois, on July 31, 2009.

A. M. CASTLE & CO.

By:	/s/ Michael H. Goldberg

Name:	Michael H. Goldberg
Title:	President and Chief Executive Officer
               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Michael H. Goldberg and Robert J. Perna, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2009.

Signature	Title

/s/ Michael H. Goldberg	President, Chief Executive Officer and Director
Michael H. Goldberg	(Principal Executive Officer)

/s/ Scott F. Stephens	Vice President, Chief Financial Officer and Treasurer
Scott F. Stephens	(Principal Financial Officer)

/s/ Patrick R. Anderson	Vice President, Controller and Chief Accounting Officer
Patrick R. Anderson	(Principal Accounting Officer)

/s/ Brian P. Anderson	Director
Brian P. Anderson

/s/ Thomas A. Donahoe	Director
Thomas A. Donahoe

/s/ Ann M. Drake	Director
Ann M. Drake

/s/ William K. Hall	Director
William K. Hall

/s/ Robert S. Hamada	Director
Robert S. Hamada

/s/ Patrick J. Herbert III	Director
Patrick J. Herbert III

/s/ Terrence J. Keating	Director
Terrence J. Keating

Signature	Title

/s/ Pamela Forbes Lieberman	Director
Pamela Forbes Lieberman

/s/ John McCartney	Director and Chairman of the Board
John McCartney

/s/ Michael Simpson	Director
Michael Simpson
               Pursuant to the requirements of the Securities Act, the trustees (or other persons who administers the Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Franklin Park, State of Illinois, on July 31, 2009.

A. M. CASTLE & CO. 401(k) SAVINGS AND RETIREMENT PLAN

By:	/s/ Kevin P. Fitzpatrick

Name:	Kevin P. Fitzpatrick
Title:	Member of the Investment Committee

A. M. CASTLE & CO.
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Appendix D of the Registrant’s Definitive Proxy Statement filed with the Commission on March 23, 2001).

4.2	By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the Commission on July 31, 2009).

5.1	Not applicable, as no original issuance securities are registered hereunder.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Baker Tilly Virchow Krause, LLP to the incorporation by reference into this Registration Statement of their report dated June 25, 2009 appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.

24.1	Powers of Attorney (set forth on signature page).

99.1	A. M. Castle & Co. 401(k) Savings and Retirement Plan (as amended through April 27, 2009).